Exhibit 99.1

Contact:	Dolph Baker, Chairman, President and CEO
Timothy A. Dawson, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS REPORTS THIRD QUARTER FISCAL 2015 RESULTS

JACKSON, Miss. (March 30, 2015)   Cal-Maine Foods, Inc. (NASDAQ: CALM) today reported results for the third quarter and nine months ended February 28, 2015.

Net sales for the third quarter of fiscal 2015 were $437.6 million compared with net sales of $395.5 million for the third quarter of fiscal 2014.  The Company reported net income of $50.9 million, or $1.06 per basic share and $1.05 per diluted share, for the third quarter of fiscal 2015 compared with $42.9 million, or $0.89 per basic and diluted share, for the third quarter of fiscal 2014.  The third quarter of fiscal 2014 included $4.0 million in other income and a $4.8 million tax reduction related to the Company’s purchase of the remaining 50 percent interest in Delta Egg Farm, LLC.

For the first nine months of fiscal 2015, net sales were $1,173.1 million compared with net sales of $1,069.3 million for the prior-year period.  The Company reported net income of $115.1 million, or $2.39 per basic share and $2.38 per diluted share, for the first nine months of fiscal 2015 compared with net income of $77.7 million, or $1.61 per basic and diluted share, for the same period in fiscal 2014.

The net income per share numbers for the third quarter and nine month periods for fiscal 2015 and fiscal 2014 reflect the two-for-one stock split for shares of the Company’s common stock and Class A common stock, effective October 31, 2014.

Dolph Baker, chairman, president and chief executive officer of Cal-Maine Foods, Inc., stated, “Cal‑Maine Foods delivered a very solid performance for the third quarter of fiscal 2015 with our net sales up 10.6 percent over the same period last year.  The higher sales reflect improved volumes through the holiday season with total dozen shell eggs sold up 5.2 percent over the same period last year.  While the national hen flock has reached record levels, the strong demand for shell eggs from the three major market sectors  - retail, egg products and exports  - was enough to absorb the market’s increased supply.  We also benefited from 6.1 percent higher average selling prices compared with the third quarter of fiscal 2014.

“Specialty egg volumes have increased throughout this fiscal year and were up 22.6 percent for the third quarter compared with the prior year,” added Baker.  “Specialty egg sales accounted for 20.3 percent of dozen shell eggs sold and 26.9 percent of total shell egg sales revenue for the third quarter of fiscal 2015, compared with 17.4 percent of dozen shell eggs sold and 23.7 percent of total shell egg sales revenue for the third quarter of fiscal 2014.  We believe the strong performance of specialty eggs will continue to be a key driver of our growth as we capitalize on favorable consumer demand trends.  We provide a wide variety of healthy choices that meet this demand.  We will continue to make the appropriate investments to expand our production capabilities for specialty eggs and identify ways to further enhance our product mix.

“Overall, our operations have continued to perform very well in the third quarter with more favorable market conditions than we experienced a year ago.  Our feed costs per dozen produced were 5.0 percent lower than the third quarter of fiscal 2014 and 9.1 percent lower through the first nine months of this fiscal year.  These lower costs reflect the record corn and soybean crops harvested in the United States last fall, which sufficiently restocked grain supplies ahead of this year’s planting season. Operating income for the third quarter of fiscal 2015 was $72.0 million compared with $46.6 million for the third quarter of fiscal 2014.  These results reflect our lower feed and production costs and consistent execution of our strategy to be an efficient, low-cost producer across all of the Company’s operations.  We continue to move forward with our  expansion projects in Florida, Kansas, Kentucky and Texas, and we look forward to the growth opportunities the enhanced production and improved efficiencies will provide the Company.  The additional capacity for specialty eggs at both the Kansas and Kentucky facilities will further support our ability to meet the growing demands of our customers.”

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CALM Reports Third Quarter Fiscal 2015 Results

March 30, 2015

Baker added, “Everyone in the egg industry has been focused on the January 1, 2015, effective date for the implementation of Proposition 2 and Assembly Bill 1437 related to egg production standards and sales in California.  As expected, this event created an initial disruption in market supply in January, with a higher than normal spike in market prices for the California market.  Prices have since moderated,  and the shell egg market in California seems to be striking a more favorable balance of supply and demand as producers adjust to the new standards.

“We are very pleased with our performance to date in fiscal 2015.  Looking ahead, we will continue to monitor market conditions that could influence our business, including the changing situation in California as well as the national hen supply.  And, as always, we continue to closely watch the grain markets.  Regardless of market conditions, we will manage our operations with efficiency and work hard to meet the demands of our customers.  We look forward to the completion of another successful year for Cal‑Maine Foods,”  Baker concluded.

For the third quarter of fiscal 2015, Cal-Maine Foods will pay a cash dividend of approximately $0.350 per share to holders of its common and Class A common stock.  Pursuant to Cal-Maine Foods’ variable dividend policy, in each quarter for which the Company reports net income, the Company pays a cash dividend to shareholders in an amount equal to one-third of such quarterly income. No dividends are paid in a quarter for which the Company does not report net income. The amount paid could vary slightly based on the amount of outstanding shares on the record date.  The dividend is payable May 14, 2015, to shareholders of record on April 29, 2015.

Selected operating statistics for the third quarter and year to date periods of fiscal 2015 compared with the prior year periods are shown below:

	13 Weeks Ended		39 Weeks Ended
	February 28, 2015	March 1, 2014	February 28, 2015	March 1, 2014
Dozen Eggs Sold (000)	283,032	268,942	798,203	764,257
Dozen Eggs Produced (000)	203,581	189,407	597,080	554,672
% Specialty Sales (dozen)	20.3%	17.4%	19.4%	16.7%
% Specialty Sales (dollars)	26.9%	23.7%	26.8%	24.0%
Net Average Selling Price (dozen)	$ 1.503	$ 1.416	$ 1.415	$ 1.338
Feed Cost (dozen)	$ 0.436	$ 0.459	$ 0.450	$ 0.495

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs.  The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

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CALM Reports Third Quarter Fiscal 2015 Results

March 30, 2015

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry.  These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control.  The factors that could cause actual results to differ materially from those projected in the forward‑looking statements include, among others, (i) the risk factors set forth in the Company’s SEC filings (including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8‑K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the demand for and market prices of shell eggs and feed costs, (iv) risks, changes or obligations that could result from our future acquisition of new flocks or businesses, and (v) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com.  Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate.  Further, the forward‑looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof.  Except as otherwise required by law, we disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

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CALM Reports Third Quarter Fiscal 2015 Results

March 30, 2015

CAL-MAINE FOODS, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

SUMMARY STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	5		5
	13 Weeks Ended		39 Weeks Ended
	February 28, 2015	March 1, 2014	February 28, 2015	March 1, 2014
Net sales	$437,556	$395,522	$ 1,173,117	$1,069,325
Gross profit	112,517	91,895	286,327	211,473
Operating income	72,025	46,596	168,785	98,524
Other income	5,049	12,003	7,585	14,772
Income before income taxes and noncontrolling interest	77,074	58,599	176,370	113,296
Income before income taxes attributable to Cal-Maine Foods, Inc.	76,997	58,496	175,505	112,910

Net income	$50,882	$42,853	$ 115,140	$77,715

Net income per share:
Basic	$1.06	$0.89	$ 2.39	$1.61
Diluted	$1.05	$0.89	$ 2.38	$1.61
Weighted average shares outstanding
Basic	48,137	48,095	48,134	48,122
Diluted	48,447	48,324	48,416	48,309

SUMMARY BALANCE SHEETS

	5
	February 28, 2015	May 31, 2014
ASSETS
Cash and short-term investments	$ 237,838	$ 209,259
Receivables	106,368	87,516
Inventories	146,230	146,117
Prepaid expenses and other current assets	3,380	2,501
Current assets	493,816	445,393

Property, plant and equipment (net)	348,782	314,935
Other noncurrent assets	58,151	51,333
Total assets	$ 900,749	$ 811,661

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$ 93,877	$ 80,434
Current maturities of long-term debt	10,047	10,216
Deferred income taxes	31,963	30,451
Current liabilities	135,887	121,101

Long-term debt, less current maturities	43,320	50,877
Deferred income taxes and other liabilities	48,616	44,938
Stockholders' equity	672,926	594,745
Total liabilities and stockholders' equity	$ 900,749	$ 811,661

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